EXHIBIT 5.2

                            CIBC INC.
                      425 Lexington Avenue
                    New York, New York 10017


                          May 14, 1998


Home Properties of New York, L.P.
850 Clinton Square
Rochester, New York 14604-1730
Attention:  Ms. Amy Tait

          Re: Senior Credit Facility in an amount not to exceed $155,000,000 to Various Entities to be Controlled by Home Properties of New
                 York, L.P.

Ladies and Gentlemen:

          Home Properties of New York, L.P. (the "Company") has requested that CIBC Inc. or its affiliates (the "Lender") provide a senior credit facility (the "Loan") to the Company and its subsidiaries, if any (collectively, the "Borrower") in a principal amount not to exceed $155,000,000. The proceeds of the Loan will be used to provide 100% financing for the acquisition of certain multi-family residential properties and the improvements thereon (collectively, the "Property"). The Lender is pleased to advise you that it is willing to provide the Borrower a $155,000,000 bridge loan, substantially on the terms and conditions set forth in the General Outline of Terms and Conditions attached hereto as Exhibit A and the Additional Requirements for Closing set forth on Exhibit B attached hereto (collectively, the "Term Sheets"). The Lender's commitment to provide the Loan is subject in all respects to the satisfaction of the terms and conditions contained in this commitment letter and in the Term Sheets.

          The Company acknowledges that this commitment letter and the Term Sheets are intended as an outline only and do not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Loan. The terms and conditions of the Loan will be further developed and added to during the course of the Lender's due diligence and the preparation and negotiation of the loan documents. The loan documents for the Loan will include, in addition to the provisions that are summarized in this commitment letter and the Term Sheets, provisions that, in the opinion of the Lender, are customary or typical for this type of financing transaction and other provisions that the Lender may determine to be appropriate in the context of the proposed transaction. Such definitive legal documentation shall be in form and substance satisfactory to the Lender.

          By its execution hereof and its acceptance of the commitment contained herein, the Company agrees to indemnify and hold harmless the Lender and each of its assignees, their affiliates and their respective directors, members, officers, employees and agents (each, an "Indemnified Party") from and against any and all expenses, losses, claims, damages and liabilities arising out of, or in any manner related to, this commitment letter, and the commitment made herein. The Lender shall not be responsible or liable to the Company or any other person for any special, indirect, consequential, incidental or punitive damages that may be alleged as a result of this commitment letter.

          The Company agrees (i) to pay to the Lender a $193,750 stand-by commitment fee (the "Standby Fee"), payable upon the execution and delivery by the Company of this commitment letter, which Standby Fee shall be fully earned upon the execution hereof by Borrower and shall be non-refundable (whether or not the Loan closes, unless the failure to close arises from Lender's willful breach of its obligations hereunder), and (ii) to pay all reasonable out-of-pocket expenses related to the Loan within five
(5) days after a demand therefor by Lender but in no event later than the Closing of the Loan. Lender's out-of-pocket expenses will include, but not be limited to, fees and disbursements of Lender's outside counsel (which shall be Schulte Roth & Zabel
LLP) and auditors, Lender's expenses and the fees of all third parties relating to the due diligence review to be undertaken by Lender and its third party consultants, title insurance costs, insurance review costs, the costs of environmental reports, structural engineering reports and other incidental actual out-of-pocket expenses to third parties. If the Closing does not occur for any reason whatsoever, other than a willful breach by the Lender of its obligations under this commitment letter, the Standby Fee will be retained by the Lender as full liquidated damages, but such liquidated damages shall not waive Lender's right to obtain reimbursement of its out-of-pocket costs and expenses referenced in subclause (ii) of this paragraph. The obligations of the Company under this paragraph, and the immediately preceding paragraph, shall remain effective whether or not definitive documentation is executed and notwithstanding any termination of this commitment letter.

          The Lender's commitment to provide the Loan is subject to (i) the satisfaction of the conditions set forth in the Term Sheets, as determined by the Lender in its sole discretion, and
(ii) the satisfaction of the Lender at all times prior to and including the date on which the transactions referred to hereunder close that there has not occurred or become known to the Company or the Lender any material adverse change with respect to the condition, financial or otherwise, operations, assets, liabilities or prospects of any Borrower as determined by the Lender in its sole discretion (a "Material Adverse Change"). If at any time the Lender shall determine (in its sole and absolute discretion) that either the Company will be unable to fulfill a condition set forth in this letter or in the Term Sheets, or any Material Adverse Change has occurred, the Lender may terminate this letter by giving notice thereof to the Company (subject to the obligation of the Company to pay all fees, costs, expenses and other payment obligations expressly assumed by the Company hereunder, which shall survive the termination of this letter).

          The Company represents and warrants that (i) all written information and other materials concerning the Borrower and its affiliates (collectively, the "Information") which has been, or is hereafter, made available by, or on behalf of, the Company is, or when delivered will be, when considered as a whole, complete and correct in all material respects and does not, or will not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statement has been made, and (ii) to the extent that any such Information contains projections, such projections were prepared in good faith on the basis of (A) assumptions, methods and tests stated therein which are believed by the Company to be reasonable, and (B) information believed by the Company to have been accurate based upon the information available to the Company at the time such projections were furnished to the Lender.

     This commitment letter is delivered to you upon the condition that, prior to your acceptance of this commitment letter, neither the existence of this commitment letter, nor any of its contents, shall be disclosed by you, except as may be compelled to be disclosed in a judicial or administrative proceeding, as otherwise required by law, or on a confidential and "need to know" basis, to your directors, officers, employees, advisors and agents. The Company agrees that it will consult with the Lender prior to the making of any filing required by law in which reference is made to the Lender or the commitment contained herein. The Company acknowledges that Lender has the right to sell co-lender and/or or assign the Loan or sell co-lender and/or participation interests therein.

          The offer made by the Lender in this letter shall remain in effect until 5:00 p.m. (New York City time) on May 15, 1998, at which time it will expire unless prior thereto the Lender has received (i) a copy (including a faxed copy) of this commitment letter signed by the Company, accepting this commitment letter, and (ii) the Standby Fee in funds immediately available. Any obligation of the Lender hereunder shall expire at 5:00 p.m. (New York City time) on August 11, 1998, unless on or prior to such date, definitive documentation shall have been executed and delivered by all parties, in form and substance satisfactory to the Lender (it being understood that the Company's obligations to pay all amounts in respect of indemnification and expenses shall survive the termination of this letter).

          Should the terms and conditions of the commitment contained herein meet with your approval, please indicate your acceptance by signing and returning a copy of this letter to the Lender and paying in immediately available funds to the Lender the Standby Fee referred to above.

          This commitment letter, including the attached Term Sheets, (i) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto,
(ii) shall be governed by the law of the State of New York, without giving effect to the conflict of laws provisions thereof,
(iii) shall be binding upon the parties and their respective successors and assigns, (iv) may not be relied upon or enforced by any other person or entity, and (v) may be signed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. If this commitment letter becomes the subject of a dispute, each of the parties hereto hereby waives trail by jury. This commitment letter may be amended, modified or waived only in a writing signed by the parties hereto.

                                   Very truly yours,

                                   CIBC INC.



                                   By:  /s/ Keith Oglesbee
                                        ------------------
                                   Name: Keith Oglesbee
                                   Title: Authorized Signatory

Agreed and accepted on this
15th day of May, 1998.

HOME PROPERTIES OF NEW YORK, L.P.

By:  Home Properties of New York, Inc.,
     its general partner


     By: /s/Amy L. Tait
     Name: Amy L. Tait
     Title: Executive Vice President

HOME PROPERTIES OF NEW YORK, INC.


By: /s/ Amy L. Tait
     Name: Amy L. Tait
     Title: Executive Vice President

                            EXHIBIT A

             General Outline of Terms and Conditions


This General Outline of Terms and Conditions is part of the Commitment Letter, dated May 8, 1998 (the "Commitment Letter"), addressed to Home Properties of New York, L.P. by CIBC Inc. and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein shall have the meanings set forth in the Commitment Letter unless otherwise defined herein.


Borrower:      Home Properties of New York, L.P.

Guarantor:     Home Properties of New York, Inc. will provide
               guarantees of all of Borrower's obligations under the loan documents.

Lender:        CIBC Inc. ("Lender")

Facility:      A $155,000,000 short-term credit facility (the
               "Facility"), which will be a senior obligation of the Borrower, subject to the terms described below.

Term: 364 days after the initial drawdown of the Facility.

Availability:  The Borrower will be allowed to draw down the
               Facility in one funding at any time within 90 days of executing Lender's commitment for the Facility, subject to the terms and conditions outlined herein.

Purpose: To finance 100% of the acquisition costs related to a portfolio (the "Acquisition Portfolio") of multifamily apartment buildings containing 4,009 units as more particularly shown on Schedule 1 attached hereto and made a part hereof.

Interest Rate: Interest on the Facility will accrue at Borrower's choice of LIBOR + 165 basis points or Lender's
               Base Rate + 65 basis points.  LIBOR options are
               available for periods up to six (6) months, but in
               no event later than the maturity date of the
               Facility.  Lender's Base Rate is defined as the
               higher of Lender's U.S. Prime Rate or the Federal
               Funds Rate plus 100 basis points.  Interest will
               be based upon actual days elapsed, with a 360 day
               year in the case of LIBOR borrowings and a 365 day
               year in the case of Base Rate borrowings.  The
               Facility documents will also contain increased
               cost protection for the Lender in accordance with
               Lender's standard loan documentation.
Debt Service
Payments:      The Borrower will pay interest monthly in arrears,
               along with principal amortization payments of $4,000,000 per month.

Standby Fee:   The Borrower will pay Lender a standby fee of 12.5
               basis points ($193,750) upon execution of Lender's commitment for the Facility. The Standby Fee will be deemed earned by Lender whether or not the Facility closes.

Upfront Fee:   Upon closing the Facility and the only draw upon
               the Facility, the Borrower will pay Lender an Upfront Fee of 37.5 basis points on the amount of the Facility that is drawn.

Exit Fee:      If the Facility is drawn, Borrower will pay 25
               basis points on the amount that is drawn, payable upon the earlier of the (a) maturity date of the Facility or (b) date on which all or any portion of the Acquisition Portfolio is sold or refinanced. In the event that any Properties are sold or refinanced in separate transactions, the Exit Fee will be prorated and paid as the assets are sold or refinanced. If, during the term of the Facility, Borrower issues equity through a public offering (an "Offering"), the proceeds of which are used to repay all or a portion of the Facility, and CIBC is a managing underwriter of the Offering, then, should any management and syndication fees earned by CIBC in such Offering exceed any Exit Fees due and payable, such Exit
               Fees shall be waived.

               In the event that the Facility is not drawn because the Borrower:

                      (x)  does not close on the purchase of the
                      Acquisition Portfolio, then (i) no Exit
                      Fee will be payable if the Borrower
                      terminates the purchase contract within 30 days of the date hereof; (ii) 12.5 basis points will be payable if the Borrower terminates the purchase contract within 60 days of the date hereof; and (iii) 25 basis points will be payable if the Borrower terminates the purchase contract more than 60 days after the date hereof;

                      (y)   issues equity through an Offering,
                      the proceeds of which are used to acquire the Acquisition Portfolio, and CIBC is a managing underwriter of the Offering, then, should any management and syndication fees earned by CIBC in such Offering exceed any Exit Fees due and payable, such Exit Fees shall be waived; provided, however, that under such circumstances (i) no Exit Fee will be payable if the Offering occurs within 30 days of the date hereof; (ii) 12.5 basis points will be payable if the Offering occurs within 60 days of the date hereof; and (iii) 25 basis points will be payable if the Offering occurs more than 60 days after the date hereof; or

                      (z)  obtains a loan for the Acquisition
                      Portfolio in lieu of the Facility (an
                      "Alternate Loan") or issues equity through an Offering and CIBC is not a managing underwriter of the Offering, then the Borrower will pay an Exit Fee of 25 basis points on the maximum amount of the Facility provided for herein, which amount shall be payable immediately upon closing the Alternate Loan or the initial sales pursuant to the Offering, as applicable.

Security:           The Facility will be unsecured.
                    Notwithstanding the foregoing, at the closing of the Facility the Borrower will provide, and at any time following an Event of Default or Borrower's failure to repay the Facility in full prior to the date which is six (6) months after the closing of the Facility, Lender at its option shall be entitled to record, negative pledges against each of the properties (the "Properties") comprising a portion of the Acquisition Portfolio and execute fee mortgages, assignments of leases and rents, UCC financing statements with respect to each of the Properties and other customary security documents (collectively, the "Mortgages") with respect to each of the Properties for the benefit of Lender. The
                    Mortgages will be held by Lender and will only be recorded in the event that the Borrower defaults on the Facility or fails to fully repay the Facility prior to the date that is six (6) months after the closing of the Facility. In any such event, the Borrower will (a) be responsible for all charges and taxes related to the recording of the Mortgages and the cost of title insurance policies insuring the Mortgages and Lender's interest in the Properties, and (b) make an additional principal amortization payment sufficient to reduce the loan balance to $124,000,000 (80% of the purchase price for the Acquisition Portfolio). In lieu of making the additional principal paydown referred to in the preceding sentence, the Borrower may provide Mortgages on additional properties (the "Conditional Collateral") whose Gross Asset Value when combined with the purchase price of the Acquisition
                    Portfolio, is sufficient to produce a ratio of outstanding Facility loan balance to Gross
                    Asset Value of 80%.  The Acquisition
                    Portfolio and the Conditional Collateral will consist of a pool of completed unencumbered multifamily assets which are wholly-owned by the Borrower, free from all title defects and material structural defects, at least 80% occupied, managed by the Borrower or an affiliate, and free from all Hazardous
                    Materials and otherwise acceptable to the Lender in its sole and absolute discretion.
                    Gross Asset Value is defined as (x) for those properties owned by the Borrower for more than one year, the aggregate Adjusted NOI of the properties comprising the Conditional
                    Collateral divided by a capitalization rate of 9.5%, and (y) for those properties owned by the Borrower for less than one year, the purchase price paid by the Borrower.
                    Adjusted NOI is defined as the total revenues less the sum of operating expenses and a capital improvement reserve of $350 per unit.

Financial
Covenants:            (a)  Maximum ratio of Total Debt to Total
                      Value of 60%.  Total Debt is defined as
                      the aggregate sums of the outstanding
                      indebtedness of the Borrower and any
                      consolidated subsidiaries, as of the most recently ended fiscal quarter, including any contingent recourse obligations of the Borrower and any nonrecourse debt with respect to any of their properties. The contingent recourse obligations will exclude completion guarantees of construction loans and Low Income Housing
                      Tax Credit Program guarantees.  Total
                      Value is defined as the sum of (i) the
                      aggregate Adjusted NOI for the immediately preceding four (4) fiscal quarters for those completed properties that have been owned by the Borrower for at least one year, divided by a cap rate of 9.5%, (ii) the acquisition cost of those completed properties that have been owned by the Borrower for less than one year, (iii) unrestricted cash and marketable securities, (iv) EBITDA from the
                      Borrower's wholly-owned management and
                      development subsidiaries capitalized at
                      20%, (v) land and construction in progress at 50% of book value, (vi) mortgages receivable from affiliates at 75% of book value, (vii) the Borrower's share of joint venture interests at the lower of cost or Adjusted NOI capitalized at 9.5%, and
                      (viii) earnest money deposits made by
                      Borrower in connection with purchase
                      contracts.  Those items described in
                      (iii), (v), (vi), and (viii), along with the carrying cost of joint venture interests described in (vii) above shall be based upon the information contained in the Borrower's certified balance sheet for the most recently ended fiscal quarter.
                      The EBITDA and Adjusted NOI referred to in
                      (iv) and (vii) above shall be based on the preceding four (4) fiscal quarters.

                    (b)   Maximum  Ratio  of Secured Debt to Total Value of
                      50%.

                    "Secured Debt" is defined as the outstanding
                      indebtedness of the Borrower and any
                      consolidated subsidiaries (other than the
                      Facility), as of the most recently ended fiscal quarter, whether recourse or non-recourse, but only to the extent same is secured by some form of collateral, including, without limitation, interests in real property, stock, partnership interests and letters of credit.

                    (c)    Maximum   Recourse   Secured   Debt   (including
                    contingent recourse obligations) of 35% of Total Value.

                    (d) Minimum Ratio of Adjusted EBITDA to Interest Expense of 2.15x, where Adjusted EBITDA is equal to EBITDA less a reserve of $350 per unit for each apartment unit owned by the Borrower.

                    (e) Minimum Ratio of Adjusted NOI from Unencumbered Properties to Interest Expense on Unsecured Debt of 1.65x. Unencumbered Properties will consist of a pool of completed unencumbered multifamily assets which are wholly-owned by the Borrower, free
                    from   all  title  defects  and  material  structural
                    defects, at least 80%  occupied,   managed   by   the
                    Borrower or an affiliate, and free from all Hazardous Materials.

                    (f) Minimum Fixed Charge Coverage Ratio of 1.8x. For purposes of calculating this ratio, the Borrower's $4,000,000 monthly amortization payment under the Facility will be excluded.

                    (g) Minimum Equity Value equal to 85% of Equity Value at the closing of the Facility, plus 85% of New Equity Proceeds following closing of the Facility. Equity Value will be determined by subtracting Total Debt from Total Value.

                    (h) Maximum Dividend Payout Ratio of 90% of FFO and 110% of FAD.

                    (i) Minimum Value of Unencumbered Assets to Unsecured Debt equal to 1.20x. The Unencumbered Assets used for this test will consist of no less than 15 properties.

                    (j) Investment in Land and Development properties will not exceed 10% of Total Value.

                    (k) Investment in Joint Venture Interests will not exceed 10% of Total Value.

                    (l) Investment in completed real estate other than Residential Properties will not exceed 5% of Total Value.

Other Covenants:    (a)  Home Properties of New York, Inc. to
                      remain a NYSE-listed company and an IRS
                      qualified REIT. No Borrower or Guarantor will permit any material change to its Articles of Incorporation, By-Laws or partnership agreement as the case may be, without Lender's consent. The Borrower will not be considered a "publicly-traded partnership" within the meaning of Section 7704 of the Code, or to the extent that the Borrower is classified as a "publicly-traded partnership," the Borrower will meet the gross income requirements set forth in Section 7704(c)(2) of the Code.

                    (b)  Borrower will maintain its legal existence and its
                      properties in accordance with acceptable standards, will keep its assets insured, will pay real estate taxes and other assessments charged against the properties when due and will comply with applicable laws and regulations, including environmental laws.

                    (c) Borrower to maintain and allow for the inspection of books and records, at times selected (with reasonable notice) by Lender, and to allow for discussion of business and operations (all subject to mutually agreeable confidentiality provisions).

                    (d) Borrower to comply with applicable laws and regulatory standards.

                    (e) Borrower to provide certain notices, including with respect to litigation, material adverse events and defaults.

Mandatory Prepayment
Event: (a) Borrower is involved with a merger, unless Borrower is the surviving entity.

                      (b)  Borrower or any of its subsidiaries
                      no longer provides property management and leasing services on 80% of the total number of wholly-owned multifamily properties.

Release Prices:     Upon each sale or refinance of a Property,
                    the applicable Release Price set forth on
                    Schedule I attached hereto shall be due and payable to Lender.

Events of Default: (a)  Failure to pay principal on the
                        Facility within three (3) days after the date when due, including, without limitation, payments due upon a sale or refinance of any of the Properties or failure to pay interest on the Facility within five (5) days after the date when due.

                    (b) Violation of any covenants following expiration of cure periods.

                    (c) Material inaccuracy of any representation or warranty.

                    (d) Default on any recourse debt obligations of the Borrower in excess of $10,000,000.

                    (e) Judgment defaults in excess of $10,000,000 that remain unremedied or unstayed for a period of 30 days.

                    (f) Any of the Properties become subject to any mortgage, lien (statutory or otherwise), pledge, negative pledge, hypothecation, security interest, charge or other preference or encumbrance of any kind (including, without limitation any agreement to give any of the foregoing), beyond that which have been approved by Lender at the time of the closing of the Facility.

Reporting Requirements:  The Borrower will provide the following information:

                    a) GAAP basis quarterly consolidated balance sheets,
                       consolidated statements of income and shareholders equity and consolidated changes in financial condition within 45 days of the closing date of each fiscal quarter, except the fourth quarter.

                    b) Annual audited consolidated  financial  statements
                       bearing an unqualified opinion within 90 days of the year end closing date.

                    c) Such financial information on the Borrower and the
                       individual real estate properties owned by the Borrower as Lender shall reasonably request.

                    d) When requested by Lender, quarterly operating
                       statements and occupancy status reports for the Unencumbered Assets.

                    e) Quarterly certification of no default from a senior
                       officer with respect to the Facility, along with appropriate calculations demonstrating compliance with the financial covenants.

                    f) A copy of each Borrower filing with the Securities and
                       Exchange Commission within five (5) days of such filing, as well as all correspondence distributed to Borrower's shareholders.

                    g) Notice of any material default under any of Borrower's
                       obligations.

                    h) Notification of any asset acquisition or asset sale by
                       the Borrower in excess of $50,000,000 or any sale or refinancing of any of the Properties.

                    i) Such other information as Lender may reasonably request.

Conditions Precedent
to Closing:         (a) Execution and delivery of Loan
                        Agreement, Guaranty, Mortgage, Assignment of Rents and Leases, Environmental Indemnity Agreements, UCC Financing Statements and other appropriate collateral documents, and such other agreements, documents, instruments, opinions and certificates as the Lender shall deem necessary or appropriate, all in form and substance satisfactory to Lender.

                    (b) Closing  by  the  Borrower   on  the  Acquisition
                        Portfolio concurrent with the closing of the Facility.

                    (c) Evidence that the Borrower is in  compliance  with
                        all covenants for the Facility, all representations and warranties are true and correct, and no default or Event of Default has occurred and is continuing.

                    (d) Lender will be satisfied with the results of  its
                        due diligence with respect to the Acquisition Portfolio, including, without limitation, the status of title, surveys and the other requirements set forth on Exhibit B, it being understood and agreed that Lender will endeavor to respond on or before the date set forth in the contract of sale for the Acquisition Portfolio as the expiration date of Borrower's right to terminate such contract, provided that Borrower shall have timely delivered to Lender, as and when Borrower shall have received same, the due diligence materials required by Lender for its examination of the Properties, but in no event shall Lender incur any liability whatsoever to Borrower or any other party for its failure to so respond.
                        With respect to the physical condition of the Properties, Lender acknowledges that, due to the age of the improvements on the Properties, certain deferred maintenance will need to be undertaken and, so long as such deferred maintenance does not exceed $8,000,000 in the aggregate or presents issues relating to life safety, Lender shall not unreasonably withhold its approval of the Properties based on the physical condition of the improvements located thereon Properties.

                    (e) Payment  of all reasonable third-party costs
                        incurred by Lender in connection with the Facility. Borrower will be obligated to pay Lender's expenses regardless of whether the Facility closes, unless the failure to close is due to a willful default by Lender.

                    (f) No  material adverse change in the business,
                        assets, operation, prospects or condition (financial\ or otherwise) of the Borrower has occurred.

                    (g) Absence of any criminal claims or uninsured civil
                        claims or litigation where the amount in controversy equals or exceeds $5,000,000.

Assignments and
Participations:     Lender may grant assignments or
                    participations in all or any portion of its loans or commitments under the Facility.

                            EXHIBIT B


               ADDITIONAL REQUIREMENTS FOR CLOSING

1.   Property and Liability Insurance:
     ---------------------------------
     Property and liability insurance in form and substance reasonably satisfactory to Lender.

2.   Flood Insurance:
     ---------------
     If required, flood insurance in form and substance reasonably satisfactory to Lender.

3.   Title and Title Insurance:
     -------------------------

     Borrower shall procure and deliver to Lender a pro forma of an ALTA title insurance policy with respect to each of the Properties, with any endorsements Lender may require, showing the title company's willingness to insure Lender, in an amount at least equal to the amount of the Facility, which policy shall provide that Lender's security instrument constitutes a first lien or charge upon each of the Properties subject only to such items as shall have been approved in writing by Lender and its attorneys. In lieu of the foregoing pro forma policies, Borrower may deliver to Lender the Borrower's owner's title insurance policies, together with an agreement by the Borrower's title insurer and agreeing to issue ALTA mortgagee title insurance policies in favor of Lender in respect of such Mortgages and listing the endorsements that would be issued in connection with such policies. Such policy shall be issued by a company acceptable to Lender and show a state of title satisfactory to Lender and its attorneys. Borrower shall also procure and deliver to Lender additional evidence as to the condition of the title to the Properties and related personal property, which shall be good and marketable, and free and clear of all defects, liens, encumbrances, security interests, restrictions and easements which Lender has not approved in writing; such evidence shall specifically include, without limitation, the following:

               i. Certified copies of all documents affecting the title to the Properties.

               ii. Evidence that ingress to and egress from the Properties is by public road or by a deeded right-of-way easement which is included as part of the Properties and insured by the title policy.

               iii. Descriptions of all easements, servitudes and other agreements, if any, regarding the mutual use and/or maintenance of the access roads, parking garage, recreation areas, party walls, or otherwise in any way affecting or appurtenant to the Properties; all appurtenant easements or servitudes shall be insured by the title policy.

               iv.  Evidence that all utilities serving the
               Properties are located in the public right of way abutting the Properties and connected to the Properties without passing over other property or are within a deeded right of way easement which is included as part of the Properties and insured by the title policy.

               v. Evidence that no flowage easements and no drainage easements (except those established by a recorded subdivision plat or otherwise created by a recorded instrument) are located on or necessary for the Properties.

Lender shall also receive U.C.C./litigation/tax lien searches against such parties as Lender may require showing that all personal property used in connection with the operation of the Properties and is free from all liens, claims and encumbrances, and that neither Borrower nor the Properties are subject to any pending material litigation (other than the Pleasant View consent orders previously revealed to Lender) or tax liens; such searches shall be updated as of the Closing date.

4.   Survey:
     ------
     Borrower shall provide Lender an ALTA as-built survey of the Properties certified to Lender and the issuer of the title policy by a registered Land Surveyor, dated not more than one month prior to the Closing.

5.   Taxes and Assessments.
     ---------------------
     Borrower shall furnish evidence that all installments of general real estate taxes, special taxes or assessments, service charges, water and sewer charges, private maintenance charges, and other prior lien charges by whatever name called, then due and payable, have been paid in full as of the Closing or Lender shall require that same be paid from the Loan proceeds at Closing.

6.   Compliance with Zoning and Other Laws:
     --------------------------------------
     Borrower shall furnish evidence that the Properties and the use thereof comply with all laws, ordinances, rules and regulations of all governmental authorities having jurisdiction over the Properties and/or the use thereof and that there is no action or proceeding pending before any court, quasi-judicial body or administrative agency relating to the validity of the proposed or actual use of the Properties, or that all rights to appeal any decision rendered in any such action or proceeding have expired. Borrower shall furnish such evidence of zoning classification and zoning compliance as Lender or its attorneys may require.

7.   Borrowing Entity:
     ----------------
     Borrower shall furnish, if Borrower is a corporation, partnership or other entity, all appropriate papers evidencing Borrower's capacity and good standing, and the qualification of signers to execute the Loan Documents and to engage in any transaction or business in connection with which the Loan is made, which shall include certified copies of all documents relating to the organization and formation of Borrower and of the entities, if any, which are general partners of Borrower. Each subsidiary of Borrower which is to hold title to any of the Properties shall be wholly-owned by Borrower.

8.   Opinion of Borrower's Counsel:
     -----------------------------
     Borrower shall furnish Lender with an opinion of an attorney retained by Borrower and acceptable to Lender and in form acceptable to Lender. Said opinion must be acceptable to Lender and shall cover, among other things, the following matters:

     (a) the due authorization, execution, validity, binding effect and enforceability of the Loan documents in accordance with their terms,

     (b)  that the Loan complies with applicable usury laws,

     (c) the due organization, valid legal existence and good standing of Borrower and any entity which is a controlling stockholder, general partner or member of Borrower,

     (d) the existence of, or the nonexistence of, any requirement for any consent of any governmental authority in connection with the execution, delivery or performance of the Loan Documents,

     (e) the fact that the Loan documents and the execution thereof and the performance of the obligations thereunder do not conflict with or violate any applicable laws, and

     (f) such other matters incident to the transactions contemplated by this Commitment as Lender may request.

9.   Occupancy Certification; Permits:
     --------------------------------

     Prior to Closing, to the extent the same are issued and available, Borrower shall furnish unqualified, final
     Certificate(s) of Occupancy and other permits or licenses required for the operation and use of the Properties, issued by the appropriate governmental authority.

10.  Engineer's Report:
     -----------------
     Prior to Closing, Lender shall receive reports from Borrower's in-house construction engineers satisfactory in form and content to Lender. Said reports shall comment on the structural soundness of the Properties, seismic resistance, quality and remaining economic life of the roof, HVAC and improvements. Any environmental hazards found must also be detailed (e.g.: asbestos, hazardous materials).
     Such reports shall also verify that the Improvements have been completed to the state of substantial completion in accordance with the final plans and specifications approved by the appropriate governmental authority, and the Properties, and the Improvements constructed thereon, satisfy all applicable building, zoning and environmental laws, ordinances, rules and regulations applicable to the Properties (including ADA compliance).

11.  Environmental Assessment:
     -------------------------

     Prior to Closing, Lender shall receive an environmental assessment satisfactory to Lender by a qualified environmental consultant satisfactory to Lender, evidencing, without limitation, (a) the absence of any materials, waste, or substances defined or classified as hazardous or toxic, or as similarly described, under any applicable federal, state or municipal law, regulation or ordinance (collectively "Hazardous Substances"), (b) the absence of any contamination of any part of the Properties by any Hazardous Substances, and (c) the absence of any violation of any environmental laws or regulations; provided, however, that in the event such assessments disclose the existence of asbestos and/or lead-based paint, the same shall be acceptable to Lender if Borrower adopts an Operations and Maintenance Plan (or other plan of remediation) in form and substance satisfactory to Lender.

12.  Intentionally deleted prior to execution.
     -----------------------------------------

13.  Leases:
     -------

     If required by Lender, Lender shall be provided Borrower's standard form lease (certified by Borrower to be a complete and correct copy thereof), and copies of all non-residential leases in effect with respect to the Properties and the personal property and a schedule (certified by Borrower to be complete and correct) setting forth the rents, prepaid rentals and security deposits, other guarantees or evidence of security or guarantee paid or given in connection therewith, expiration dates, extension options and all other information pertaining to such leases as Lender shall require. The Loan Documents shall provide that upon a demand therefor by Lender, the Borrower shall provide copies of all leases with respect to the Properties.

14.  Borrower's Financial Condition:
     ------------------------------

     Borrower shall furnish all information required by Lender concerning Borrower's (and its general partners) financial condition, including audited or certified financial statements satisfactory to Lender. Lender shall be entitled, at Borrower's expense, to obtain credit reports on said entities and individuals satisfactory to Lender.

15.  Personal Property Inventory:
     ---------------------------

     The Loan Documents shall provide that upon a demand therefor by Lender, the Borrower shall furnish an inventory of all personal property owned by Borrower with respect to the Properties. Such inventory shall include a detailed description of the personal property, including make, model, and serial numbers where applicable, and shall be certified by Borrower as complete and correct.

16.  Payment of Costs by Borrower:
     -----------------------------

     Borrower shall furnish evidence that Borrower has paid all Closing costs, title insurance premiums, title insurance company charges, survey costs, recording fees and taxes, appraisal fees and expenses, architect/engineer inspection fees and expenses, fees and expenses of Lender's counsel, and all other costs and expenses incurred by Borrower in complying with the provisions of this Commitment and by Lender in connection with the evaluation, preparation, Closing and disbursement of the Loan.

17.  Evidence of Separate Taxation:
     -----------------------------

     Borrower shall provide evidence satisfactory to Lender that the Land constitutes one or more tax lots separate from any other real property and that the Properties are assessed with respect to ad valorem taxes separately from all other property.

18.  Management Agreement and Service Contracts:
     -------------------------------------------

     Prior to Pre-closing, the identity of the manager of the Properties and a copy of the management agreement, if any, shall be submitted to and approved by Lender (certified by Borrower to be complete and correct). Lender shall require that the management services of any affiliate of Borrower or any third-party manager be pursuant to the terms of a written management agreement. The management fee throughout the term of the Loan shall be no greater than that approved by Lender and used by Lender in its underwriting of the Loan. Borrower shall cause the manager to execute a consent to the assignment of the management agreement to Lender and, in the event that the manager is an affiliate of Borrower, a subordination of its management fee to the Loan, as additional collateral for the Loan. Borrower shall also provide copies of all other contracts relating to the Properties (certified by Borrower to be complete and correct).

                              /s/ALT
                              Borrower's Initials